Exhibit 99.B(a)(2)

LIQUIDITY SERVICES TRUST

WRITTEN INSTRUMENT AMENDING THE DECLARATION OF TRUST

The undersigned, being a majority of the Trustees of Liquidity Services Trust, a business trust organized under the laws of The Commonwealth of Massachusetts pursuant to a Declaration of Trust dated March 15, 1982, and being authorized to effect this Amendment, do hereby amend, effective upon the filing of this instrument in the office of the Secretary of State of The Commonwealth of Massachusetts, the Declaration of Trust by amending Article I, Section 1 of said Declaration of Trust to read in its entirety as follows:

“This Trust shall be known as the ‘Cash+Plus Trust’ and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.”

This instrument may be executed in several counterparts, each of which shall be deemed an original, but all taken together shall constitute one instrument.

IN WITNESS WHEREOF AND UNDER PENALTIES OF PERJURY, the undersigned swear that the foregoing is their free act and deed and they have signed these presents on the dates indicated.

/s/ ALFRED P. WEST, JR.	June 1, 1982
Alfred P. West, Jr.

/s/ WILLIAM M. DORAN	June 1, 1982
William M. Doran

/s/ EDWARD W. BINSHADLER	June 1, 1982
Edward W. Binshadler